INVESTORS TITLE COMPANY ANNOUNCES
SECOND QUARTER 2026 RESULTS

Contact: Elizabeth B. Lewter
August 6, 2026
Telephone: (919) 968-2200
Nasdaq Symbol: ITIC
FOR IMMEDIATE RELEASE:
Chapel Hill, NC – Investors Title Company (Nasdaq: ITIC) today announced results for the second quarter ended June 30, 2026. The Company reported net income of $14.6 million, or $7.73 per diluted share, compared to $12.3 million, or $6.48 per diluted share, for the prior year period.
Revenues increased 17.5% to $86.5 million, compared to $73.6 million in the prior year period, primarily due to increases in net premiums written, escrow and other title-related fees, and net investment gains, partially offset by a decline in other revenue. Net premiums written and escrow and title-related fees increased by $13.3 million, resulting from higher real estate activity levels and ongoing expansion initiatives. Revenues were positively impacted by a $2.7 million increase in net investment gains, primarily driven by favorable changes in the estimated fair value of equity security investments compared to the same period last year. Other revenue decreased due primarily to non-recurring gains from the prior year.
Operating expenses increased 15.9% to $67.1 million, compared to $57.9 million in the prior year period. The increase in operating expenses was largely driven by increases in agent commissions, personnel expenses, and the provision for claims. Agent commissions increased commensurate with the increase in agent premium volume. Personnel expenses rose primarily as a result of increases in staffing levels and incentive compensation. The provision for claims was higher due to the impacts of increased premium volume and changes in actuarially determined loss ratio estimates. Other categories of operating expenses were generally consistent with the prior-year period.
Income before income taxes increased to $19.4 million for the current year quarter, versus $15.8 million in the prior year period. Excluding the impact of net investment gains, adjusted income before income taxes (non-GAAP) increased to $14.7 million for the current year quarter, versus $13.7 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

For the six months ended June 30, 2026, net income increased $5.3 million to $20.7 million, or $10.93 per diluted share, versus $15.4 million, or $8.16 per diluted share, for the prior year period. Revenues increased 15.6% to $150.5 million, up from $130.2 million for the prior year period. Operating expenses increased 11.8% to $123.4 million, compared to $110.4 million for the prior year period. Income before income taxes increased to $27.2 million for the current year, versus $19.9 million in the prior year period. Excluding the impact of net investment gains, adjusted income before income taxes (non-GAAP) increased to $21.8 million for the current year period, versus $18.9 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure). Overall results for the year-to-date period have been shaped predominantly by the same factors that affected the second quarter.
Chairman J. Allen Fine commented, "We are pleased to report our strongest quarterly financial performance in several years, highlighted by title revenue growth across all of our key markets. Performance during the quarter benefited from both the positive impact of our market expansion initiatives and modestly improving market conditions, which drove increased transaction activity and contributed to growth across our operations.
"Enabled by the strength of our balance sheet and financial position, we have continued investing in initiatives to build market share as well as internal efforts to increase capabilities and efficiency. Despite sluggish market conditions, we believe we are well positioned to create long-term shareholder value over the course of a slower phase of the real estate cycle."
Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

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Cautionary Statements Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for future periods and the full year, the impact of order volumes on results in future quarters, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancement of competitive strengths, execution on expense management strategies, development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; changes in government regulations and policy, including as a result of the Trump administration such as policies related to tariffs and taxes and their impact on the macroeconomic environment; changes in the economy; the impact of inflation and responses by government regulators, including the Federal Reserve, such as changes in interest rates; shutdowns of the federal government; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions, and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the Securities and Exchange Commission, and in subsequent filings.

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Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2026 and 2025
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Net premiums written	$67,542	$54,496	$118,488	$100,841
Escrow and other title-related fees	5,968	5,694	11,008	9,586
Non-title services	5,105	5,477	9,474	10,086
Interest and dividends	2,272	2,361	4,560	4,700
Other investment income	667	609	1,331	1,019
Net investment gains	4,795	2,104	5,319	925
Other	154	2,908	336	3,057
Total Revenues	86,503	73,649	150,516	130,214

Operating Expenses:
Commissions to agents	35,644	29,077	63,096	53,934
Provision for claims	2,783	2,080	3,255	2,403
Personnel expenses	19,043	17,460	38,069	35,794
Office and technology expenses	4,666	4,327	9,176	8,867
Other expenses	4,921	4,907	9,759	9,365
Total Operating Expenses	67,057	57,851	123,355	110,363

Income before Income Taxes	19,446	15,798	27,161	19,851

Provision for Income Taxes	4,813	3,520	6,461	4,402

Net Income	$14,633	$12,278	$20,700	$15,449

Basic Earnings per Common Share	$7.75	$6.51	$10.96	$8.19

Weighted Average Shares Outstanding – Basic	1,888	1,887	1,888	1,886

Diluted Earnings per Common Share	$7.73	$6.48	$10.93	$8.16

Weighted Average Shares Outstanding – Diluted	1,894	1,894	1,894	1,894

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2026 and December 31, 2025
(in thousands)
(unaudited)

	June 30, 2026	December 31, 2025
Assets

Cash and cash equivalents	$20,464	$20,838

Investments:
Fixed maturity securities, available-for-sale, at fair value	130,515	118,116
Equity securities, at fair value	51,295	41,481
Short-term investments	51,726	68,763
Other investments	29,825	23,446
Total investments	263,361	251,806

Premiums and fees receivable	19,401	17,126
Accrued interest and dividends	1,634	1,476
Prepaid expenses and other receivables	9,482	9,387
Property, net	30,551	29,397
Goodwill and other intangible assets, net	21,358	20,940
Lease assets	8,355	7,784
Other assets	2,758	2,706
Current income taxes recoverable	2,761	1,678
Total Assets	$380,125	$363,138

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$39,102	$38,092
Accounts payable and accrued liabilities	38,303	41,525
Lease liabilities	8,717	8,050
Deferred income taxes, net	7,432	7,171
Total liabilities	93,554	94,838

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,888 and 1,888 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	286,409	267,209
Accumulated other comprehensive income	162	1,091
Total stockholders’ equity	286,571	268,300
Total Liabilities and Stockholders’ Equity	$380,125	$363,138

Investors Title Company and Subsidiaries
Direct and Agency Net Premiums Written
For the Three and Six Months Ended June 30, 2026 and 2025
(in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2026	%	2025	%	2026	%	2025	%
Direct	$19,750	29.2	$15,823	29.0	$33,973	28.7	$29,357	29.1

Agency	47,792	70.8	38,673	71.0	84,515	71.3	71,484	70.9

Total	$67,542	100.0	$54,496	100.0	$118,488	100.0	$100,841	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Six Months Ended June 30, 2026 and 2025
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of net investment gains and losses, which are recognized in net income under GAAP. Net investment gains and losses include realized gains and losses on sales of investment securities and changes in the estimated fair value of equity security investments. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenues
Total revenues (GAAP)	$86,503	$73,649	$150,516	$130,214
Subtract: Net investment gains	(4,795)	(2,104)	(5,319)	(925)
Adjusted revenues (non-GAAP)	$81,708	$71,545	$145,197	$129,289

Income before Income Taxes
Income before income taxes (GAAP)	$19,446	$15,798	$27,161	$19,851
Subtract: Net investment gains	(4,795)	(2,104)	(5,319)	(925)
Adjusted income before income taxes (non-GAAP)	$14,651	$13,694	$21,842	$18,926